Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

EG ACQUISITION CORP.

(Pursuant to Section 242 and 245 of

the General Corporation Law of the State of Delaware)

December 27, 2023

EG Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is EG Acquisition Corp. The Corporation was incorporated under the same name by the filing of its original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware on January 28, 2021.

2. This Second Amended and Restated Certificate of Incorporation (this “Amended Certificate of Incorporation”) amends, integrates and restates in its entirety the Corporation’s certificate of incorporation as currently in effect as follows, and has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”).

3. The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Amended Certificate of Incorporation to read in its entirety as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, EG Acquisition Corp. has caused this Amended Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on December 27, 2023.

EG ACQUISITION CORP., a Delaware corporation

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr.
Title:	Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FLYEXCLUSIVE, INC.

1. Name. The name of the corporation is flyExclusive, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”) as it now exists or may hereafter be amended and supplemented.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 325,000,000 shares, consisting of:

(a) 200,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”),

(b) 100,000,000 shares of Class B common stock, with the par value of $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”); and

(c) 25,000,000 shares of Preferred Stock, with the par value of $0.0001 per share (“Preferred Stock”).

Upon the filing of this Amended Certificate of Incorporation (the “Effective Time”), each share of Class B Common Stock, par value $0.0001 per share of the Corporation issued and outstanding immediately prior to the Effective Time shall, automatically without any further action by the Corporation or any stockholder, be reclassified into one fully paid and nonassessable share of Class A Common Stock.

4.2 The number of authorized shares of any class of the Common Stock may be increased or decreased, in each case by (in addition to any vote of the holders of Preferred Stock that may be required by the terms of this Amended Certificate of Incorporation) the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable (x) assuming the exchange of all outstanding common units of the OpCo (the “Common Units”) for Class A Common Stock, as a result of Redemptions pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement (including for this purpose any Common Units issuable upon the exercise of any options, warrants or similar rights to acquire Common Units) and (y) in connection with the exercise of all outstanding options, warrants, exchange rights (other than Redemptions pursuant to clause (x)), conversion rights or similar rights for Class A Common Stock; and

(b) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

5. Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows.

5.1 Common Stock.

(a) Voting Rights.

(i) (A) Each share of Class A Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote; and (B) each share of Class B Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

(ii) Except as otherwise required in this Amended Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters.

(b) Dividends; Stock Splits or Combinations.

(i) Subject to applicable law and the rights, if any, of the holders of any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(ii) Except as provided in Section 5.1(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class B Common Stock.

(iii) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization (each, a “Stock Adjustment”) be declared or made on any class of Common Stock unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Notwithstanding the foregoing, the Corporation shall be entitled to (A) declare a stock dividend on the Class A Common Stock only in the event that such stock dividend is made in connection with the issuance of Common Units by OpCo to the Corporation in exchange for additional capital contributions made by the Corporation to OpCo and (B) declare a stock split or stock dividend in connection with the repurchase of shares of Class A Common Stock such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase and subsequent stock split or stock dividend, in each case (A) and (B), without any corresponding Stock Adjustment to the other classes of Common Stock. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by such holders. The holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Restriction on Issuance of Class B Common Stock. No shares of Class B Common Stock may be issued by the Corporation except to a holder of Common Units, such that after such issuance of Class B Common Stock such holder of Common Units holds an identical number of Common Units, as applicable, and shares of Class B Common Stock.

(e) Restriction on Transfer of Class B Common Stock. A holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the OpCo Operating Agreement. Any purported transfer of shares of Class B Common Stock in violation of the preceding sentence shall be null and void and shall not be recognized by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation.

5.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

6. Certain Provisions Related to Redemption Rights.

6.1 Reservation of Shares of Class A Common Stock for Redemptions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting any exchanges pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement, the number of shares of Class A Common Stock that are issuable in connection with the exchange of all outstanding Common Units as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement (including for this purpose any Common Units issuable upon the exercise of any options, warrants or similar rights to acquire Common Units), as applicable (without regard to any restrictions on Redemption contained therein and assuming no Redemptions for cash). The Corporation covenants that all the shares of Class A Common Stock that are issued upon any such Redemption or exchange of such Common Units will, upon issuance, be validly issued, fully paid and non-assessable.

6.2 Retirement of Class B Common Stock. In the event that a share of Class A Common Stock is issued as a result of any Redemption or Direct Exchange of a Common Unit outstanding as of the effective date of the OpCo Operating Agreement, pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement, a share of Class B Common Stock held by the holder of such Common Unit in its sole discretion will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by the Corporation.

6.3 Taxes. The issuance of shares of Class A Common Stock pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement will be made without charge to the applicable holder of Common Units receiving such shares in redemption or exchange for Common Units for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance.

7. Board of Directors; Committees.

7.1 Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the by-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for the number of authorized Directors may be fixed from time to time by the Board (subject to the Stockholders’ Agreement if then in effect).

7.2 Vacancies and Newly Created Directorships. Subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement (or complying with any stockholders’ designation rights under the Stockholders’ Agreement) and subject to any limitation imposed by law and the rights of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next election of the Directors in which such Director is included and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.3 Removal of Directors. Subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement and subject to any limitation imposed by law and the rights of any series of Preferred Stock, any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

8. General Corporation Law; Section 203 and Business Combinations. The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law.

9. Limitation of Liability.

9.1 A Director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, as applicable, except for liability of (i) a Director or officer for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a Director or officer for acts or omissions not in good faith or which involve, intentional misconduct or a knowing violation of law, (iii) a Director under Section 174 of the DGCL, or (iv) a Director or officer for any transaction from which the Director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Corporation. If applicable law is amended after approval by the stockholders of this Section 9 to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

9.2 To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) Directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested Directors or otherwise in accordance with such applicable law.

9.3 Any repeal or modification of this Section 9 shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any officer or Director of the Corporation under this Section 9 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification and occurring prior to such appeal or modification.

10. Director and Officer Indemnification and Advancement of Expenses.

10.1 To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation or, while a director or officer of the Corporation or any predecessor of the Corporation, is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 10 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 10.1, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

10.2 The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 10 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

10.3 Any repeal or amendment of this Section 10 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 10, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

10.4 This Section 10 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

11. Adoption, Amendment or Repeal of By-laws.

11.1 In furtherance and not in limitation of the powers conferred by law, subject to the Stockholders’ Agreement (for so long as it remains in effect), the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws.

11.2 The stockholders of the Corporation also shall have the power to adopt, amend or repeal the By-laws. Notwithstanding the foregoing, any adoption, amendment or repeal of the By-laws of the Corporation may only be done in accordance with the certificate of incorporation, the Stockholders’ Agreement and the General Corporation Law.

12. Adoption, Amendment and Repeal of Certificate. Subject to the Stockholders’ Agreement (for so long as it remains in effect) and subject to any limitation imposed by law and the rights of any series of Preferred Stock, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Amended Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation.

13. Severability. If any provision or provisions of this Amended Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

14. Forum Selection.

14.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any Director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Certificate of Incorporation or the By-laws (as each may be amended from time to time), (iv) any action asserting a claim against the Corporation or any Director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

14.2 Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

15. Restrictions on Ownership.

15.1 At no time shall more than 25% of the voting interest of the Corporation be owned or controlled by persons who are not “citizens of the United States” (as defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended) (“Non-Citizens”). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of capital stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation remains a “citizen of the United States,” as defined immediately above. The By-laws shall contain provisions to implement this Section 15, including, without limitation, provisions restricting or prohibiting transfer of shares of voting stock to Non-Citizens and provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board shall be conclusive and binding as between the Corporation and any stockholder for purposes of this Section 15.

15.2 Each certificate, notice or other representative document for capital stock of the Corporation with voting rights (including each such certificate, notice or representative document for capital stock issued upon any permitted transfer of capital stock) shall contain a legend in substantially the following form:

“THE SECURITIES OF FLYEXCLUSIVE, INC. REPRESENTED BY THIS CERTIFICATE, NOTICE OR DOCUMENT ARE SUBJECT TO VOTING RESTRICTIONS WITH RESPECT TO CERTAIN SECURITIES HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS DEFINED IN SECTION 40102(A)(15) OF TITLE 49 OF THE UNITED STATES CODE, AS AMENDED, IN ANY SIMILAR LEGISLATION OF THE UNITED STATES ENACTED IN SUBSTITUTION OR REPLACEMENT THEREFOR, AND AS INTERPRETED BY THE DEPARTMENT OF TRANSPORTATION, ITS PREDECESSORS AND SUCCESSORS, FROM TIME TO TIME. SUCH VOTING RESTRICTIONS ARE CONTAINED IN THE CERTIFICATE OF INCORPORATION AND THE BY-LAWS OF FLYEXCLUSIVE, INC. AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION AND THE BY-LAWS SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

16. Definitions. As used in this Amended Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Amended Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholders’ Agreement (including any representatives of such stockholder serving on the Board).

(b) “Amended Certificate of Incorporation” means this Second Amended and Restated Certificate of Incorporation.

(c) “Board” means the board of directors of the Corporation.

(d) “By-laws” is defined in Section 7.1.

(e) “Class A Common Stock” is defined in Section 4.1.

(f) “Class B Common Stock” is defined in Section 4.1.

(g) “Common Stock” is defined in Section 4.1.

(h) “Common Unit” means a Common Unit of OpCo.

(i) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(j) “Corporation” is defined in the introductory paragraph.

(k) “DGCL” is defined as the Delaware General Corporation Law.

(l) “Direct Exchange” has the meaning set forth in the OpCo Operating Agreement.

(m) “Director” is defined in Section 7.1.

(n) “General Corporation Law” is defined in the recitals.

(o) “OpCo” means LGM Enterprises, LLC, a North Carolina limited liability company, or any successor thereto.

(p) “OpCo Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of OpCo, dated as of December 27, 2023, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(q) “Permitted Transfer” has the meaning set forth in the OpCo Operating Agreement.

(r) “Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

(s) “Preferred Stock” has the meaning set forth in Section 4.1(c).

(t) “Redemption” has the meaning set forth in the OpCo Operating Agreement.

(u) “Share Settlement” has the meaning set forth in the OpCo Operating Agreement.

(v) “Stock Adjustment” is defined in Section 5.1(b)(iii).

(w) “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of December 27, 2023, by and among the Managing Member (as defined therein) and the other parties thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

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